Exhibit 10.1

HEALTHSOUTH CORPORATION

THIRD AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

HealthSouth Corporation, a Delaware corporation (the “Company”), has adopted the HealthSouth Corporation Executive Severance Plan, as amended and restated from time to time (the “Plan”), for the benefit of certain Participant employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated.  The Plan is intended to help retain qualified employees and provide financial security to certain employees of the Company whose employment with the Company and its Affiliates may be terminated under circumstances entitling them to severance benefits as provided herein.  The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b) to the maximum extent permitted by ERISA.

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01 Definitions.  Capitalized terms used in the Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

“Annual Salary” shall mean the base salary paid to a Participant immediately prior to his or her Termination Date on an annual basis exclusive of any bonus payments or additional payments under any Benefit Plan.

“Benefit Plan” shall mean any “employee benefit plan” (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company, including those relating to compensation, bonuses, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, paid time off benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits).

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in any individual employment or similar agreement between the Company and a Participant, or in the event that a participant is not a party to such an agreement, Cause shall mean:

Exhibit 10.1

(i)           the Company’s procurement of evidence of the Participant’s act of fraud, misappropriation, or embezzlement with respect to the Company;

(ii)           the Participant’s indictment for, conviction of, or plea of guilty or no contest to, any felony (other than a minor traffic violation);

(iii)           the suspension or debarment of the Participant or of the Company or any of its affiliated companies or entities as a direct result of any willful or grossly negligent act or omission of the Participant in connection with his employment with the Company from participation in any Federal or state health care program.  For purposes of this clause (iii), the Participant shall not have acted in a “willful” manner if the Participant acted, or failed to act, in a manner that he believed in good faith to be in, or not opposed to, the best interests of the Company;

(iv)           the Participant’s admission of liability of, or finding by a court or the SEC (or a similar agency of any applicable state) of liability for, the violation of any “Securities Laws” (as hereinafter defined) (excluding any technical violations of the Securities Laws which are not criminal in nature).  As used herein, the term “Securities Laws” means any Federal of state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(v)           a formal indication from any agency or instrumentality of any state or the United States of America, including but not limited to the United States Department of Justice, the SEC or any committee of the United States Congress that the Participant is a target or the subject of any investigation or proceeding into the actions or inactions of the Participant for a violation of any Securities Laws in connection with his employment by the Company (excluding any technical violations of the Securities law which are not criminal in nature);

(vi)           the Participant’s failure after reasonable prior written notice from the Company to comply with any valid and legal directive of the Chief Executive Officer or the Board that is not remedied within thirty (30) days of the Participant being provided written notice thereof from the Company; or

(vii) other than as provided in clauses (i) through (vi) above, the Participant’s breach of any material provision of any employment agreement, if applicable, or the Participant’s breach of the material duties and responsibilities of the Participant’s job, that is not remedied within thirty (30) days or repeated breaches of a similar nature, such as the failure to report to work, perform duties or follow directions, all as provided herein, which shall not require additional notices as provided in clauses (i) through (vi) above.

Cause shall be determined by the affirmative vote of at least fifty percent (50%) of the members of the Board (excluding the Participant, if a Board member, and excluding any member of the Board involved in events leading to the Board’s consideration of terminating the Participant for Cause).

Exhibit 10.1

“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Good Reason” shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by the Company and then only if it is not consented to by such Participant in writing:

(i)           assignment of a position that is of a lesser rank than held by the Participant prior to the assignment and that results in a material adverse change in such Participant’s reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the effective date of such change;

(ii)           a material reduction in such Participant’s total compensation from that in effect immediately prior to the effective date of such reduction.  For purposes of this clause (ii), “total compensation” shall mean the sum of base salary, target bonus opportunity and the opportunity to receive compensation in the form of equity in the Company.  Notwithstanding the foregoing, a reduction will not be deemed to have occurred hereunder on account of (A) any change to a plan term other than ultimate target bonus opportunity or equity opportunity, (B) the actual payout of any bonus amount or equity amount, (C) any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Participant, or (D) any reduction in the total compensation of a group of similarly situated Participants that includes such Participant;

(iii)           any change of more than fifty (50) miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change; or

(iv)           the Participant receives a Removal Notice in accordance with Section 2.01(a) hereof.

Exhibit 10.1

For purposes of this definition, none of the actions described in clauses (i) and (ii) above shall constitute “Good Reason” with respect to any Participant if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within thirty (30) days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that “Good Reason” shall cease to exist for any action described in clauses (i) through (iii) above on the sixtieth (60th) day following the later of the occurrence of such action or the Participant’s knowledge thereof, unless such Participant has given the Company written notice thereof prior to such date.  In the case of clause (iv), Good Reason shall cease to exist on the sixtieth (60th) day following the delivery of such Removal Notice.

“Participant” shall mean an employee of the Company who has become a Participant in accordance with Section 2.01(a).

“Plan” shall mean this HealthSouth Corporation Executive Severance Plan, as amended, supplemented or modified from time to time in accordance with its terms.

“Pro-rated Portion” shall mean, with respect to any equity-based grant or award, a fraction (i) whose numerator is the number of months elapsed from the date of grant of such Award through the effective date of termination of a Participant’s employment in the circumstances described in Section 3.01 below, and (ii) whose denominator is the total number of months over which the grant or award would have vested or had its restrictions lapse under the applicable award agreement.

“Qualified Performance-Based Award” means an award or portion of an award related to the common stock of the Company that is intended to qualify for the exemption from the limitation on deductibility set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

“SEC” shall mean the United States Securities Exchange Commission.

“Severance Multiplier” shall have the meaning set forth in Article III.

“Successor” shall mean a successor to all or substantially all of the business, operations or assets of the Company.

“Termination Date” shall mean, with respect to any Participant, the termination date specified in the Termination Notice delivered by such Participant to the Company in accordance with Section 2.02 or as set forth in any Termination Notice delivered by the Company.

“Termination Notice” shall mean, as appropriate, written notice from (a) a Participant to the Company purporting to terminate such Participant’s employment for Good Reason in accordance with Section 2.02 or (b) the Company to any Participant purporting to terminate such Participant’s employment for Cause in accordance with Section 2.03.

Exhibit 10.1

Section 1.02 Interpretation.  In the Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to the Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II

ELIGIBILITY AND BENEFITS

Section 2.01 Eligible Employees.

(a)           An employee of the Company shall be a “Participant” in the Plan during each calendar year (or partial calendar year) for which he or she is employed by the Company as the Chief Executive Officer, an Executive Vice President, a Senior Vice President, or an equivalent title designation, unless the Participant is given written notice by October 31 of the preceding year of the Compensation Committee’s determination that such Participant shall cease to be a Participant for such succeeding calendar year (a “Removal Notice”).

(b)           This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in the Plan or to receive any rights or benefits hereunder.

Section 2.02 Termination Notices from Participants.  For purposes of the Plan, in order for any Participant to terminate his or her employment for Good Reason, such Participant must give a Termination Notice to the Company, which notice shall be signed by such Participant, shall be dated the date it is given to the Company, shall specify the Termination Date and shall state that the termination is for Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason.  Any Termination Notice given by a Participant that does not comply in all material respects with the foregoing requirements as well as the “Good Reason” definition provisions set forth in Section 1.01 shall be invalid and ineffective for purposes of the Plan.  If the Company receives from any Participant a Termination Notice that it believes is invalid and ineffective as aforesaid, it shall promptly notify such Participant of such belief and the reasons therefor.  Any termination of employment by the Participant that either does not constitute Good Reason or fails to meet the Termination Notice requirements set forth above shall be deemed a termination by the Participant without Good Reason.

Exhibit 10.1

Section 2.03 Termination Notices from Company.  For purposes of the Plan, in order for the Company to terminate any Participant’s employment for Cause, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof.  Any Termination Notice given by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of the Plan.  Any Termination Notice purported to be given by the Company to any Participant after the death or retirement of such Participant shall be invalid and ineffective.

ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01 Termination of Employment.

(a)           In the event that a Participant’s employment is terminated (i) by the Participant for Good Reason or (ii) by the Company without Cause, then in each case:

(A) such Participant shall be entitled to receive, and the Company shall be obligated to pay to the Participant, subject to Sections 3.02 and 3.03 hereof, a lump sum payment within sixty (60) days following such Participant’s Termination Date in an amount equal to (i) the Participant’s Annual Salary on the Termination Date multiplied by the severance multiplier applicable for such Participant as set forth on Schedule A (the “Severance Multiplier”) plus (ii) all unused paid time off time accrued by such Participant as of the Termination Date under the Company’s paid time off policy plus (iii) all accrued but unpaid compensation earned by such Participant as of the Termination Date;

(B) for a period of months equal to the Participant’s Severance Multiplier multiplied by twelve (12), such Participant and his or her dependents shall continue to be covered by all medical and dental insurance plans and programs (excluding disability insurance) maintained by the Company under which the Participant was covered immediately prior to the Termination Date (collectively, the “Continued Benefits”) at the same cost sharing between the Company and Participant as a similarly situated active employee;

(C) a Pro-rated Portion of any unvested options held by the Participant to purchase Company stock will become automatically vested and exercisable; and

(D) the vesting restrictions based upon continued employment on a Pro-rated Portion of all other awards relating to common stock of the Company (including but not limited to restricted stock, restricted stock units and stock appreciation rights) held by the Participant shall immediately lapse and, in the case of restricted stock units and stock appreciation rights, shall become payable at the time specified in (A) above.

Exhibit 10.1

(E) the vesting restrictions based upon achievement of performance criteria on any awards related to common stock (including but not limited to performance shares or performance share units) held by a Participant shall deemed to have been met to the extent determined by the Compensation Committee, subject to the restrictions on Qualified Performance-Based Awards.

(F) Notwithstanding anything herein to the contrary, in the event that a Participant is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code (“Section 409A”), the lump sum severance payment, together with interest at the an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Code on the Termination Date) shall be paid, to the extent required by Section 409A, to such Participant immediately following the six-month anniversary of the Termination Date and no later than thirty (30) days following such anniversary.  In any event, all Accrued Obligations shall be paid to the Participant as soon as practicable following the Termination Date and no later than sixty (60) days following the Termination Date.

(b)           In the event that a Participant’s employment is terminated (i) by the Company for Cause or (ii) by the Participant other than for Good Reason, then in each case:

(A) such Participant shall be entitled to receive, and the Company shall be obligated to pay to the Participant a lump sum payment equal to (i) all unused paid time off accrued by such Participant under the Company’s paid time off policy plus (ii) all accrued but unpaid compensation earned by such Participant as of the Termination Date; and

(B) such Participant shall be entitled to continue to maintain coverage for such Participant under the provisions of Section 4980B of the Code (“COBRA”) until the expiration of eligibility under COBRA.  The Participant shall be required to make any premium payments for such coverage under the provisions of COBRA.

(c) At the expiration of the period applicable to Continued Benefits as provided in Section 3.01(a)(B), the Participant and his or her dependents shall be entitled to continued coverage under COBRA for a period, if any, equal to the difference between the maximum coverage period applicable to such Participant or a dependent under COBRA and the period under which continued Benefits were provided pursuant to Section 3.01(a)(B).

(d) Notwithstanding the foregoing, the failure to continue a Participant’s employment with the Company following the expiration of an employment agreement between the Company and the Participant shall not be treated as termination without Cause by the Company or a termination by the Participant for Good Reason.

Exhibit 10.1

Section 3.02 Condition to Receipt of Severance Benefits.  As a condition to receipt of any payment or benefits under Section 3.01(a), such Participant must enter into a Non-Solicitation, Non-Compete, Non-Disclosure, Non-Disparagement and Release Agreement with the Company and its affiliates substantially in the form attached hereto as Exhibit A.

Section 3.03 Limitation of Benefits.

(a)           Anything in the Plan to the contrary notwithstanding, the Company’s obligation to provide the Continued Benefits and all of a Participant’s rights hereunder shall cease immediately upon such Participant beginning employment with a third party that provides such Participant with substantially comparable health and welfare benefits.

(b)           Any amounts payable under the Plan shall be in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with the Company.  As a condition to receipt of any payment under the Plan, the Participant shall waive any entitlement to any other severance or termination payment by the Company, including any severance or termination payment set forth in any employment agreement with the Company.  In the event a Participant is entitled to benefits under a Change of Control Plan maintained by the Company, a Participant shall not be entitled to any benefits hereunder.  Notwithstanding the foregoing, nothing in this Section 3.03(b) shall abridge the Participant’s rights with respect to vested benefits under any Benefit Plan.

Section 3.04 Plan Unfunded; Participant’s Rights Unsecured.  The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.  The right of any Participant to receive the benefits provided for herein shall be an unsecured obligation against the general assets of the Company.

ARTICLE IV

CLAIMS PROCEDURE

Section 4.01 Claims Procedure

(a)           It shall not be necessary for a Participant who has become entitled to receive a benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit.  However, any Participant or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the benefit which he or she has received, or commenced receiving, may file a written claim for such benefit with the Compensation Committee at any time on or prior to the end of the fiscal year next following the fiscal year in which he or she allegedly became entitled to receive a distribution of such benefit.  Such written claim shall set forth the Participant’s or beneficiary’s name and address and a statement of the facts and a reference to the

Exhibit 10.1

pertinent provisions of the Plan upon which such claim is based.  The Compensation Committee shall, within ninety (90) days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim.  If such claim is denied in whole or in part, the Compensation Committee shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set forth in Section 4.01(b) below.

(b)           A Participant or beneficiary who has filed a written claim for benefits with the Compensation Committee which has been denied may appeal such denial to the Compensation Committee and receive a full and fair review of his or her claim by filing with the Compensation Committee a written application for review at any time within sixty (60) days after receipt from the Benefits Compensation Committee of the written notice of denial of his or her claim provided for in Section 4.01(a) above.  A Participant or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his or her claim and may submit issues and comments to the Compensation Committee in writing.  Not later than sixty (60) days after receipt of a written application for review, the Compensation Committee shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Plan upon which the decision is based.

(c)           Any act permitted or required to be taken by a Participant or beneficiary under this Section 4.01 may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative.  Any claim, notice, application of other writing permitted or required to be filed with or given to a party by this Article shall be deemed to have been filed or given when deposited in the U.S. mail, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed.  Any such claim, notice, application, or other writing deemed filed or given pursuant to the next foregoing sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth business day following the date upon which it was filed or given.  Any such notice, application, or other writing directed to a Participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Participant or beneficiary.

Exhibit 10.1
ARTICLE V

Miscellaneous Provisions

Section 5.01 Recoupment. Nothing in the Plan, including the treatment under the Plan of awards relating to common stock of the Company held by the Participant, cash distributed to a Participant pursuant thereto, or proceeds received by a Participant upon the sale of any related common stock, should be interpreted to alter or supersede the terms or requirements of the Company’s Compensation Recoupment Policy, as it may be amended from time to time, which policy is hereby incorporated in the Plan by reference.

Section 5.02 Cumulative Benefits.  Except as provided in Section 3.03, the rights and benefits provided to any Participant under the Plan are in addition to and shall not be a replacement of, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and the Company.

Section 5.03 No Mitigation.  No Participant shall be required to mitigate the amount of any payment provided for in the Plan by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise.  Except as otherwise provided in Section 3.03, the amount of any payment provided for in the Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. The Company’s obligations to make payments to any Participant required under the Plan shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.

Section 5.04 Amendment or Termination.   The Board may amend or terminate the Plan at any time upon not less than 75 days’ notice to each then current Participant; provided that no amendment may adversely affect the rights of any Participant who is receiving benefits under the Plan at such time of amendment.  Termination of the Plan shall constitute Good Reason under the Plan for each Participant for a period of sixty (60) days following the notice of termination of the Plan referred to above.  Notwithstanding the foregoing, nothing herein shall abridge the Compensation Committee’s authority to designate new Participants to participate in the Plan in accordance with Section 2.01(a) hereof. Payments and benefits under the Plan are intended to comply with Section 409A of the Code (“Code Section 409A”), and all provisions of the Plan and Notice of Participation shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption or amendment of the Plan.  Notwithstanding any provision of the Plan to the contrary, in the event that the Board determines that any payments or benefits may or do not comply with Code Section 409A, the Board may adopt such amendments to the Plan (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Plan and any payments or benefits thereunder from the application of Code Section 409A, or (ii) comply with the requirements of Code Section 409A.

Exhibit 10.1

Section 5.05 Enforceability.  The failure of Participants or the Company to insist upon strict adherence to any term of the Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.

Section 5.06 Administration.

(a)           The Compensation Committee shall have full and final authority, subject to the express provisions of the Plan, with respect to designation of Participants and administration of the Plan, including but not limited to, the authority to construe and interpret any provisions of the Plan and to take all other actions deemed necessary or advisable for the proper administration of the Plan.

(b)           The Company shall indemnify and hold harmless each member of the Compensation Committee and any other employee of the Company that acts at the direction of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s or employee’s own gross negligence or willful cause.  Expenses against which such member or employee shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 5.07 Consolidations, Mergers, Etc.  In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 5.07 shall prevent an acquirer of or Successor to the Company from assuming the obligations, or any portion thereof, of the Company hereunder pursuant to the terms of the Plan provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation.  In the event that an acquirer of or Successor to the Company agrees to perform the Company’s obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its Successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.

Section 5.08 Successors and Assigns.  This Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns.  This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns.  If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate.  No payments, benefits or rights arising under the Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Exhibit 10.1

Section 5.09 Notices.  All notices and other communications provided for in the Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the General Counsel, and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof.  Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

Section 5.10 Tax Withholding.  The Company shall have the right to deduct from any payment hereunder all taxes (federal, state or other) which it is required to be withhold therefrom.

Section 5.11 No Employment Rights Conferred.  This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or its affiliates.  Nothing contained in the Plan shall (a) confer upon any Participant any right with respect to continuation of employment with the Company or (b) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company to terminate such Participant’s employment at any time.

Section 5.12 Entire Plan.  This Plan contains the entire understanding of the Participants and the Company with respect to severance arrangements maintained on behalf of the Participants by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and the Company with respect to the subject matter herein other than those expressly set forth herein.

Section 5.13 Prior Agreements.  This Plan supersedes all prior agreements, programs and understandings (including verbal agreements and understandings) between the Participants and the Company regarding the terms and conditions of Participant’s severance arrangements.

Section 5.14 Severability.  If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of the Plan shall not be affected thereby.

Exhibit 10.1

Section 5.15 Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws rules, and applicable federal law.

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Exhibit 10.1
Schedule A

Participant Job Title	Severance Multiplier

Chief Executive Officer	3 times

Executive Vice President	2 times

Senior Vice President	1 time

Exhibit 10.1

Exhibit A

RESTRICTED COVENANT AND RELEASE AGREEMENT

FOR EXECUTIVE EMPLOYEES ELIGIBLE FOR SEVERANCE

This Release Agreement (this “Agreement”) is entered into between __________________________ (“Executive”) and HealthSouth Corporation (the “Company”), pursuant-to the terms and conditions of the HealthSouth Corporation Third Amended and Restated Executive Severance Plan, which is attached hereto as Exhibit A (the “Severance Plan”).

WITNESSETH

WHEREAS, Executive is employed by the Company as ____________________ and is a “Participant” in the Severance Plan (as such term is defined in the Severance Plan);

WHEREAS, Executive’s last day of employment with the Company will be ______________ ___, _____, and such date shall be the “Termination Date” for purposes of this Agreement and the Severance Plan;

WHEREAS, Executive is eligible to receive the severance and other benefits under Article 3.01(a) of the Severance Plan, subject to the terms and conditions of the Severance Plan, including, but not limited to, Executive’s execution and delivery to the Company of this Agreement and it becoming effective;

WHEREAS, Executive has agreed to comply with, among other things, certain confidentiality, noncompetition and nonsolicitation provisions, which are provided below, and such provisions shall be fully enforceable by the Company; and

WHEREAS, Executive and the Company wish to settle, fully and finally, all matters between them under the terms and conditions exclusively set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and Executive agree as follows:

1. Severance. Provided that this Agreement becomes effective pursuant to Paragraph 4 of this Agreement:

(a) The Company shall pay the severance amount listed on Line 1 of Exhibit B, subject to all applicable federal, state and local withholdings, in accordance with the terms and conditions of the Severance Plan, paid out in a lump sum within sixty (60) days of the Termination Date.

Exhibit 10.1

(b) Executive will continue to be eligible to participate in the Company sponsored group healthcare benefits, (excluding disability insurance but specifically including medical, dental and vision plans), under which the Executive was covered immediately prior to the Termination Date, for the number of months listed on Line 2 of Exhibit B, after the Termination Date (the “Severance Period”), provided that Executive continues to contribute toward the premiums at the level of an active employee of the Company. Thereafter, Executive’s right to continue coverage under the Company sponsored group healthcare plan at Executive’s own expense, pursuant to the statutory scheme commonly known as “COBRA,” shall be governed by applicable law and the terms of the plans and programs, and will be explained to Executive in a packet to be sent to Executive under separate cover.

(c) Executive acknowledges and agrees that the severance payments and benefits provided in subsection (a) and (b) of Section 1 are subject to forfeiture and repayment in the event of a material violation by Executive of Sections 6, 7, and/or 8 of this Agreement.

2. Release.

(a)            Executive, on behalf of Executive, Executive’s heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and its subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, trustees, members, managers, employees, insurers, employee benefit programs (including, but not limited to, trustees, administrators, fiduciaries, and insurers of such programs), attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releases”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releases from the beginning of time to the date upon which Executive signs this Agreement, including, but not limited to, any claims arising out of or relating to Executive’s employment with the Company and/or termination of employment from the Company. This release includes, without limitation, all claims arising out of, or relating to, Executive’s employment with the Company and the termination of Executive’s employment with the Company, including all claims for severance or termination benefits under Executive’s employment agreement with the Company, if any, and under any plan, policy or agreement (other than those benefits expressly payable hereunder) and all claims arising under any foreign, federal, state and local labor,  laws including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973,

Exhibit 10.1

Sarbanes-Oxley Act, Executive Order 11246, the Lilly Ledbetter Fair Pay Act, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Alabama Age Discrimination Statute and the Workers’ Adjustment and Retraining Notification Act (and any similar state or local law relating to plant closings and layoffs), each as amended.

(b) Nothing in this Paragraph 2 shall be deemed to release (i) Executive’s right to enforce the terms of this Agreement; (ii) Executive’s rights, if any, to any vested benefits or options under any incentive, bonus, or other benefit plan maintained by the Company; (iii) any right to indemnification under the Company’s Restated Certificate of Incorporation or its Amended and Restated By Laws; or (iv) any claim that cannot be waived under applicable law. Nothing in this Agreement prevents Executive from initiating a complaint with or participating in any legally authorized investigation or proceeding conducted by the Equal Employment Opportunity Commission or any federal, state, or local law enforcement agency. Notwithstanding the foregoing, Executive agrees that Executive is waiving all rights to damages and all other forms of recovery arising out of any charge, complaint or lawsuit filed on behalf of Executive as to all claims waived in this Agreement.

(c) Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to Executive arising out of Executive’s employment with the Company, and no further sums are owed to Executive by the Company or by any of the other Company Releasees at any time. Executive further acknowledges and agrees that the Company has paid Executive for all earned wages and accrued but unused vacation time, sick time or paid time off through the Termination Date.  By entering into this Agreement, Executive explicitly waives any rights to severance or other post-termination benefits under any oral or written plan, policy, employment agreement, contract or arrangement with the Company, other than as provided in this Agreement. Executive acknowledges and agrees that, in the absence of this Agreement, the Company has no obligation to provide any of the consideration set forth in Paragraph 1 of this Agreement.  Executive further acknowledges and agrees that Executive has no rights to any unvested benefits or options under any incentive, bonus or other benefit plan, except as otherwise provided in the severance plan; and that all such vesting shall cease as of the Termination Date. Executive further acknowledges and agrees that any right to continue to contribute to the Company’s 401(k) plan for employees ended on the Termination Date. Furthermore, Executive acknowledges and agrees that the payments and benefits provided under Paragraph 1 of this Agreement shall not be included in any computation of earnings under the Company’s 401(k) plan or any other plan.

(d) Executive represents that Executive has no  lawsuits pending against the Company or any of the other Company Releasees. Executive further covenants and agrees that neither Executive nor Executive’s heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Company or any of the other Company Releasees arising out of any of the matters released in Paragraph 2.

Exhibit 10.1

3. Consultation with Attorney/Voluntary Agreement.  Executive acknowledges that (a) the Company is hereby advising Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, and (e) Executive is entering into this Agreement, including the releases set forth in Paragraph 2 above, knowingly, freely and voluntarily in exchange for good and valuable consideration, including the obligations of the Company under this Agreement.

4. Consideration & Revocation Period.

(a) Executive acknowledges that Executive has been given at least twenty-one (21) calendar days following receipt of this Agreement to consider the terms of this Agreement, although Executive may execute it sooner.

(b) Executive will have seven (7) calendar days from the date on which Executive signs this Agreement to revoke Executive’s consent to the terms of this Agreement. Such revocation must be in writing and must be addressed and sent via facsimile as follows: HealthSouth Corporation, Attention: General Counsel, facsimile: (205) 262-3948. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Agreement shall not become effective and Executive shall not have any rights under this Agreement or the Severance Plan.

(c) Provided that Executive does not revoke this Agreement, this Agreement shall become effective on the eighth calendar day after the date on which Executive signs this Agreement (the “Effective Date”).

5. Acknowledgements.

(a)            Executive acknowledges and agrees that: (i) the “Company Business” (as defined in Paragraph 9(a) below) is intensely competitive and that Executive’s employment by the Company required Executive to have access to, and knowledge of, “Confidential Information” (as defined in Paragraph 9(b) below); (ii) the use or disclosure of any Confidential Information could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the Company; (iii) Executive was given access to, and developed relationships with, employees, clients, patients, physicians and partners of the Company at the time and expense of the Company; and (iv) by Executive’s training, experience and expertise, Executive’s services to the Company were extraordinary, special and unique, and the Company invested in training and enhancing Executive’s skill and experience in the Company Business.

(b) Executive further acknowledges and agrees that (i) Executive’s experience and capabilities are such that the provisions contained in Paragraphs 6, 7, and 8 will not prevent Executive from earning a livelihood; (ii) the Company would be seriously and irreparably injured if Executive were to engage in “Competitive Activities” (as defined below), or to otherwise breach the obligations

Exhibit 10.1

contained in Paragraphs 6, 7 and 8, no adequate remedy at-law would exist and damages would be difficult to determine; (iii) the provisions contained in Paragraphs 6, 7 and 8 are justified by and reasonably necessary to protect the legitimate business interests of the Company, including the Confidential Information and good will of the Company; and (iv) the provisions in Paragraphs 6, 7 and 8 are fair and reasonable in scope, duration and geographical limitations. Accordingly, Executive agrees to be bound fully by the restrictive covenants in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects.

6.          Confidentiality.

(a) Executive acknowledges and agrees that, from and after the Termination Date, and at all times thereafter, Executive will not communicate, divulge or disclose to any “Person” (as defined in Paragraph 9(c) below) or use for Executive’s own benefit or purpose any Confidential Information of the Company, except as required by law or court order or expressly authorized in writing by the Company; provided, however, that Executive shall promptly notify the Company prior to making any disclosure required by law or court order so that the Company may seek a protective order or other appropriate remedy.

7.          Covenant Not to Compete.

From the Termination Date through the end of the Severance Period (the “Noncompetition Period”), Executive shall not, directly or indirectly, participate in the management, operation or control of, or have any financial or ownership interest in, or aid or knowingly assist anyone else in the conduct of, any business or entity that (i) engages in the Company Business in any Restricted Territory (as defined in Paragraph 9(d) below), or (ii) is, to Executive’s knowledge, making preparations for engaging in the Company Business in any Restricted Territory (collectively, “Competitive Activity”); provided, however, that (x) the “beneficial ownership” by Executive, either individually or as a member of a “group” (as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), of not more than one percent (1%) of the voting stock of any publicly held corporation shall not alone constitute a breach of this Paragraph 7 and (y) Executive may enter into, at arm’s length, any bona fide joint venture (or partnership or other business arrangement) with any Person who is not directly engaged in the Company Business but which is an affiliate of another Person engaged in the Company Business.

8.           Employee Nonsolicitation; Nondisparagement.

(a) Executive shall not, directly or indirectly, within the Noncompetition Period, without the prior written consent of the Company, solicit or direct any other Person to solicit any officer or other employee of the Company to: (i) terminate such officer’s or employee’s employment with the Company; or (ii) seek or accept employment or other affiliation with Executive or any Person engaged in any Competitive Activity in which Executive is directly or indirectly involved (other than, in

Exhibit 10.1

each case, any solicitation directed at the public in general in publications available to the public in general or any contact which Executive can demonstrate was initiated by such officer, director or employee or any contact after such officer’s or employee’s employment with the Company is terminated). Executive’s obligations. under this Paragraph 8(a) with respect to new Company employees hired after the Termination Date shall be subject to the condition that Executive shall have been notified of such new employees.

(b) Executive shall not, directly or indirectly, within the Noncompetition Period, without the prior written consent of the Company, solicit or direct any other Person to solicit any Person or entity in a business relationship with the Company (whether an independent contractor, joint venture partner or otherwise) to terminated such Person or entity’s business relationship with the Company.

(c) Executive shall not, directly or indirectly, within the Noncompetition Period, make any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or any of their members, principals, officers, managers, directors, personnel, employees, agents, services or products; provided, however, that nothing contained in this Paragraph 8(b) shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or as may be required by law.

9.            Definitions.

(a) For the purposes of this Agreement, the “Company Business” shall mean the business of owning, operating or managing inpatient rehabilitation facilities offering a range of rehabilitative health care services, and services directly ancillary thereto for which the Company receives compensation.

(b) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, certain or all of the Company’s and its patients’, physicians’ and third-party managed care providers’ supply agreement arrangements, regulatory packages, registration packages, data compensation packages, methods, information, systems, plans for acquisition or disposition of products, expansion plans, financial status and plans, customer lists, client data, personnel information, consulting reports, investigative reports, Personal Health Information (PHI), strategic plans and trade secrets.

(c) For the purposes of this Agreement, “Person” shall mean an individual, corporation, joint venture, partnership, limited liability company, association, joint stock or other company, business trust, trust or other entity or organization, including any national, federal, state, territorial agency, local or foreign judicial, legislative, executive, regulatory or administrative authority, commission, court, tribunal, any political or other subdivision, department or branch of any of the foregoing, and any self regulatory organization or arbitrator.

Exhibit 10.1

(d) For the purposes of this Agreement, the “Restricted Territory” means the area within seventy-five (75) miles of any location where an inpatient rehabilitation facility, which is owned or operated by the Company, is located as of the Termination Date.

10. Duty to Inform. Executive shall inform in writing any Person, who seeks to employ or engage Executive in any capacity, of Executive’s obligations under Paragraphs 6, 7 and 8 of this Agreement, prior to accepting such employment or engagement.

11. Company Property.  Executive represents that Executive has returned to the Company all property of the Company. Such property includes, but is not limited to, laptop computers, BlackBerry, printers, other computer equipment (including computers, printers and equipment paid-for by the Company for use at Executive’s residence), cellular phones and pagers, keys, security passes, passwords, work files, records, credit cards, building ID’s and all other Company property in Executive’s possession on the last day of Executive’s employment with the Company. Following the Termination Date, the Company shall also have no obligation to continue to make payments under any car loan or corporate membership provided to Executive as an employee of the Company.

12. No Admission of Wrongdoing.  Nothing herein is to be deemed to constitute an admission of wrongdoing by the Company or any of the other Company Releasees.

13. Assignment.  This Agreement is binding on, and will inure to the benefit of, the Company and the other Company Releasees. All rights of Executive under this Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

14.           Injunctive Relief.  Executive agrees that the Company would suffer irreparable harm if Executive were to breach, or threaten to breach, any provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from breaching this Agreement. This Paragraph 14 shall not, however, diminish the right of the Company to claim and recover damages and other appropriate relief, including but not limited to repayment of any severance payments or benefits provided to Executive, in addition to injunctive relief.

15. Severability.  In the event that any one or more, of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any

Exhibit 10.1

jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

16. Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

17. No Oral Modifications. This Agreement may not be changed orally, but may be changed only in a writing signed by Executive and a duly authorized representative of the Company.

18. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. With respect to any action, suit or proceeding, each party irrevocably (i) submits to the jurisdiction of the courts of the State of Delaware and the United States District Court of the District of Delaware, and (ii) waives any objection which it may have at any time to the laying of venue of any proceeding brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party.

19. Entire Agreement. This Agreement sets forth the entire understanding between Executive and the Company, and supersedes all prior agreements, representations, discussions, and understandings concerning their subject matter. Executive represents that, in executing this Agreement, Executive has not relied upon any representation or statement made by the Company or any other Company Releases, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

20. Descriptive Headings. The paragraph headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

21. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.

Exhibit 10.1

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date indicated below.

HEALTHSOUTH CORPORATION

By:

Date

EXECUTIVE

Name:

Date

Exhibit 10.1

EXHIBIT A
[INSERT SEVERANCE PLAN]

Exhibit 10.1
EXHIBIT B

Name:

1.	Severance Amount:	$

2.	Months: